Exhibit 99.2

August 13th, 2018

To Our Shareholders:

During the second quarter of 2018, Zoned Properties took a bold and decisive step to realign our business strategy in order to diversify our revenue stream and position the Company to capture value directly from the growth of the medical marijuana industry. On May 1, 2018, we amended and restructured our medical marijuana lease agreements to include both fixed rental revenue and variable, percentage-based advisory fees attached to our facilities located in Chino Valley, Green Valley, Tempe and Kingman operated by our primary tenant and client in Arizona, Hana Meds.

Beginning January 1, 2019, the new variable, percentage-based advisory fees – a revenue stream that the Company anticipates will contribute significantly to the growth of our top line – will be directly calculated from Hana Meds’ gross revenues. As Hana Meds captures an increasingly larger market share, and as the Arizona market continues to expand, Zoned Properties will be able to draw from this mutually beneficial relationship. The Arizona market is currently estimated to gross over $500 million of medical marijuana products in 2018. This model affords us greater margins, significantly higher revenue potential, and exponentially higher growth rates. The net result is that we believe total revenues generated from the combination of fixed rental payments and variable, percentage-based advisory fees could significantly outpace the revenues generated under our prior business strategy.

Chino Valley, Arizona Development Project

One of the amended lease agreements with Hana Meds governs our largest licensed medical marijuana facility located in Chino Valley, Arizona. We have been making tremendous progress on the construction and development of that property and remain on schedule for project completion by year end. The expansion will bring operational capacity to 50,000 square feet of production by the end of 2018 in what is rapidly becoming a premier region for medical marijuana cultivation. With completion of construction, we will meet our commitment to the local community and to our shareholders to develop sophisticated, safe and sustainable properties that increase the value of the property itself and the surrounding area. Just as important, meeting our project timeline commitments supports the transition to our new business model. Beginning in January and as scheduled, our strategic advisory fees will commence, adding a new revenue stream that we believe, over time, will exceed revenue we would have achieved under our old rental revenue model. The advisory fee revenue for the Company will be equal to 10% of the tenant’s gross revenues.

Our ability to make this strategic move is due in large part to a strong balance sheet and our steadily improving financial performance over many quarters. The second half of 2018 will be a short transition period on the path to achieving our ultimate goal of unleashing revenue growth and enhancing shareholder value. In the meantime, our lease agreements will continue to provide a solid foundation of predictable revenue and cash flow.

Second Quarter 2018 Financial Results

Our transition from primarily a single revenue stream business model to one of multiple revenue streams was initiated in the second quarter and as expected, had a direct impact on our financial results. The renegotiated lease agreement with Hana Meds became effective on May 1 and includes, among other terms, modified base rents and an engagement for strategic advisory services. As a result, and as expected, rental revenues were lower in the second quarter than they were a year ago. The complementary period for advisory services runs concurrent with the Chino Valley construction, and as a result, advisory fees were not recognized during the period.

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The impact to second quarter revenue was partially offset by lower operating expenses due to a streamlining of property management activities and other cost-cutting measures, and our results also include a one-time write-off of deferred rent receivable of approximately $1.9 million. We continue to expect that we will report net losses for the remainder of 2018, with minimal impact to cash from operations. We anticipate that beginning in January 2019 when the strategic advisory fees commence, cash flows from the new revenue stream could be much greater than what our previous rental revenue model would have yielded. Most importantly, our balance sheet remains healthy, with cash of more than $750,000 at the end of the second quarter, and we remain on schedule with the construction at Chino Valley that is on the critical path to recognizing advisory fee revenue.

Industry Expertise and Thought Leadership

We are playing a prominent role as an influencer for sustainable property development in emerging industries through business council appointments, speaking engagements and conference participation both domestically and internationally. Industry leaders are eager to learn about how we apply our business approach and our keys to success. Canada was one of the first countries to legalize the use of medical marijuana on a national basis and just recently, legislation was passed to legalize marijuana for recreational use. With Canada moving forward at such a rapid pace, there will certainly be market pressures for other jurisdictions to follow.

I will attend two premier industry conferences in Toronto, Ontario in August. At the Benzinga Cannabis Capital Conference, I will have the opportunity to interact with other leaders in the industry, share ideas and explore opportunities to further grow our business. This conference is expected to be widely attended by entrepreneurs and investors from across North America. I will also join more than 2,000 attendees and 125 exhibitors from around the world at the MJBiz International Conference, also in Toronto, to share ideas, connect with other leaders in the industry and discuss the role of cannabis in a global marketplace.

We believe we are well positioned geographically in Arizona to capitalize on some of the fastest growing U.S. marketplaces, namely California, Colorado and Nevada. Gaining additional expertise from others in the industry from different geographic markets who may face different challenges expands our base of knowledge and reinforces our focus on advisory services as a growth engine for the company.

Thank you for your continued support,

Bryan McLaren

Chief Executive Officer

Additional information regarding the Company’s second quarter 2018 financial results is available in the Investor Relations section of the Company’s website at https://ir.zonedproperties.com/sec-filings/.

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